Exhibit 99.1

FLEETWOOD ENTERPRISES TO TRADE
OVER THE COUNTER UNDER SYMBOL FLTW

Riverside, Calif., January 2, 2009 — Fleetwood Enterprises, Inc. (OTC:FLTW) announced today that its common stock will be quoted on over-the-counter markets beginning Monday, January 5, 2009. The Company expects its stock to continue to be actively quoted in the Pink Sheets and is taking appropriate steps to also be quoted on the OTC Bulletin Board. The Company’s OTC ticker symbol will be FLTW. The Pink Sheets is a well-known, centralized quotation service that collects and publishes quotes for OTC securities.

About Fleetwood
Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, factory-built housing and supply subsidiary plants. For more information, visit the Company’s website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s most recent 10-Q and other SEC filings.

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